FILED PURSUANT TO RULE 424(B)(3)
FILE NO. 333-53955

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 30, 1998)

INNKEEPERS USA TRUST
4,063,329
Common Shares

The table beginning on page 33 of the Prospectus dated June 30, 1998 of Innkeepers USA Trust (the “Prospectus”) contained in the section entitled “Selling Shareholders” is amended as follows:

1.    With respect to Jack P. DeBoer, the table is changed as follows:

Prior to Offering Shares Owned	Secondary Shares Registered Hereunder	After Offering Shares Owned
1,691,492(2)	977,036	711,456(2)

2.    The table is changed to (a) delete Marriott International, Inc. from the list of Selling Shareholders; (b) change the footnote reference after the “After Offering-Shares Owned” heading from “(2)” to “(4)”; and (c) add Scudder RREEF Real Estate Fund, Inc. as a Selling Shareholder with the following numbers of shares:

Prior to Offering Shares Owned	Secondary Shares Registered Hereunder	After Offering Shares Owned
750,000	750,000	-0-

3.    Footnote (2) to the table is changed to read as follows:

Includes 4,000 Series A Preferred Shares, 6,382 restricted Common Shares and 12,000 Common Shares issuable upon exercise of vested options granted under the Company’s Trustees Share Incentive Plan. Also includes a total of 690,150 Secondary Shares that may be issued upon redemption of Units owned by Marilyn DeBoer, Penny Kay DeBoer and Skyler Scott DeBoer, the resale of which is covered by the Prospectus and which may be deemed to be beneficially owned by Jack P. DeBoer but of which he disclaims beneficial ownership.

The changes are made as a result of (1) the redemption by the Company of the Units held by Marriott International, Inc. for cash and (2) Jack P. DeBoer’s transfer of 750,000 Units to Scudder RREEF Real Estate Fund, Inc. The changes do not increase the total number of Common Shares registered under the Prospectus.

All terms used but not defined in this Prospectus Supplement have the meanings provided for them in the Prospectus.

The date of this Prospectus Supplement is December 9, 2002.